EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
November 14, 2014

Centrus Reports Third Quarter 2014 Results

•	$418.9 million net income primarily driven by net reorganization items

•	Return of Paducah GDP facility reduces future non-production expenses

•	Cash balance of $105.4 million at September 30, 2014

•	Year-end 2014 cash balance expected to be greater than $150 million

BETHESDA, Md. - Centrus Energy Corp. (NYSE: LEU) today reported net income of $418.9 million for the quarter ended September 30, 2014, compared to a net loss of $44.3 million for the third quarter of 2013. For the nine months ended September 30, 2014, Centrus reported net income of $340.1 million compared to a net loss $87.2 million in the same period of 2013. The 2014 results were primarily driven by net reorganization gains.
“We are pleased to have successfully concluded the Chapter 11 process at the end of the third quarter and have sharpened our focus on improving the prospects for our business going forward,” said John R. Castellano, Centrus interim president and chief executive officer. “The results reported for the third quarter include a number of adjustments that are part of strengthening our balance sheet.
“A major focus of our employees over the past 15 months has been preparing the Paducah plant for return to the Department of Energy. This effort was largely concluded in October, and the non-production expenses related to Paducah should have a diminishing effect on our cost of sales in the future,” Castellano said.
In connection with the company’s emergence from Chapter 11, Centrus applied fresh start accounting as of September 30, 2014. The results of operations and cash flows for the period ending September 30, 2014 are attributed to the Predecessor Company (USEC Inc.). Upon the application of fresh start accounting, Centrus allocated the reorganization value of the Company to its individual assets based on their estimated fair values. The reorganization value represents the fair value of the Successor Company (Centrus) assets before considering liabilities. The reorganization value exceeded the sum of the fair value assigned to assets. The excess of reorganization value over the fair value of identified tangible and intangible assets is reported separately on the balance sheet.
For the third quarter, reorganization items, net, were $440.0 million, a result of the Company’s emergence from bankruptcy. Centrus reported an operating loss of $16.4 million that was primarily driven by lower sales volume and $17.5 million of non-production expenses related to transition activities at the Paducah Gaseous Diffusion Plant (GDP) as Centrus prepared the facility for return to the Department of Energy (DOE) in October, offset by higher gross profit due to a decline in non-production expenses and higher average SWU prices, and lower interest expenses.

Upon adoption of fresh start accounting, the recorded amounts of assets and liabilities were adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of the Predecessor Company prior to the adoption of fresh start accounting for periods ended on or prior to September 30, 2014 are not comparable to those of the Successor Company. Fair value adjustments for the Successor Company were made that will:

•	Significantly reduce the gross profit impact of deferred revenues going forward;

•	Result in the amortization of sales backlog and customer relationship intangible assets that were created at emergence; and

•	Result in higher cost of sales as a result of increasing inventory values at emergence.
Revenue
Revenue for the third quarter of 2014 was $120.7 million, a decrease of $183.1 million or 60 percent compared to the same quarter of 2013. In the nine-month period ending September 30, 2014, revenue was $390.5 million, a decrease of $518.5 million or 57 percent from the same period in 2013. The volume of separative work units (SWU) sales declined 70 percent in the three-month period and 61 percent in the nine-month period reflecting the variability in timing of utility customer orders and the expected decline in SWU deliveries in 2014 compared to 2013. The average price billed to customers for sales of SWU increased 6 percent in the three-month period and 2 percent in the nine-month period reflecting the particular contracts under which SWU were sold during the period. There were no uranium sales in 2014 through the third quarter as most of our inventories of uranium were sold in prior years.
Revenue from the contract services segment increased significantly in both the third quarter and the nine-month period of 2014 compared to the prior year, reflecting $33.7 million for American Centrifuge work performed under the American Centrifuge Technology Demonstration and Operations (ACTDO) Agreement with Oak Ridge National Laboratory (ORNL) beginning May 1, 2014.
In a number of sales transactions, Centrus previously transferred title and collected cash from customers but did not recognize the revenue until the low enriched uranium was physically delivered. Fresh start adjustments at September 30, 2014, reflect the elimination of deferred revenue and associated costs of $94.0 million and $73.9 million, respectively. Going forward, the prior practices and rules for revenue recognition will continue.
Cost of Sales and Gross Profit Margin
Cost of sales for the quarter ended September 30, 2014, was $126.1 million, a decrease of $207.7 million or 62 percent compared to the corresponding period in 2013. For the nine-month period of 2014, cost of sales was $413.3 million, a reduction of $559.3 million or 58 percent compared to the same period in 2013. The lower cost of sales in 2014 was due to lower SWU sales volume and lower non-production expenses. Non-production expenses are included in cost of sales during both 2013 and 2014 periods, but non-production expense declined 63 percent in the third quarter of 2014 and 46 percent in the nine-month period of 2014 compared to the corresponding periods of 2013 as Paducah activities wound down.
Cost of sales per SWU, excluding non-production expenses, increased 2 percent in the three months ended September 30, 2014, and decreased 2 percent in the nine months ended September 30, 2014, compared to the corresponding periods in 2013. Cost of sales for SWU reflects monthly moving average inventory costs based on historic production and purchase costs. Purchase costs for the SWU component of LEU from Russia declined $528.8 million or 91 percent in the nine months ended September 30, 2014 compared to the corresponding period of 2013 following the conclusion of the Megatons to Megawatts program in December 2013 and the commencement of deliveries under the

Russian Supply Agreement in June 2013 at lower volume than under the Megatons to Megawatts program and reflecting differences in timing of deliveries.
As we accelerated the expected productive life of plant assets and ceased enrichment at the Paducah GDP in May 2013, we incurred a number of expenses unrelated to production that have been charged directly to cost of sales. Non-production expenses totaled $17.5 million and $66.7 million in the three and nine months ended September 30, 2014, and $47.7 million and $123.4 million in the three and nine months ended September 30, 2013. Following the return of the facility to DOE in October 2014, these expenses are substantially complete.
Cost of sales for the contract services segment was $22.8 million and $43.9 million in the three and nine month periods ended September 30, 2014. The substantial increase in both periods compared to the corresponding periods in 2013 primarily reflects American Centrifuge work performed under the ACTDO Agreement beginning May 1, 2014, as well as increased absorption of fixed costs for government services contracts at the Paducah site.
The LEU segment reported a gross loss in both the three and nine-month periods primarily due to non-production expenses. However, because the non-production expenses decreased compared to the prior periods of 2013, gross profit increased $24.9 million in the three-month period and $41.8 million in the nine-month periods of 2014.
Similarly, Centrus reported a gross loss in both the three and nine-month periods of 2014, but gross profitability increased $24.6 million in the three months and $40.8 million in the nine months ended September 30, 2014, compared to the corresponding periods in 2013. Our margin was (4.5) percent in the three months ended September 30, 2014, compared to (9.9) percent in the corresponding period in 2013, and (5.8) percent in the nine months ended September 30, 2014, compared to (7.0) percent in the corresponding period in 2013.
Reorganization items, net, which included fresh start accounting adjustments, were recorded as a net gain of $426.9 million year to date. The major factors in the net gain were gains on the extinguished debt and preferred equity obligations, valuation of intangibles, inventory revaluation and other fresh start adjustments, offset by the remeasurement of pension and postretirement benefit obligations.
Advanced Technology, Other Income and Special Charges
Advanced technology costs were $5.3 million in the three months ended September 30, 2014, a decrease of $39.2 million compared to the corresponding period in 2013. During the nine month period ended September 30, 2014, advanced technology costs were $56.6 million, a decrease of $93.4 million. The reduction in scope of work under the ACTDO Agreement as compared with the scope under our previous Cooperative Agreement resulted in a decrease in advanced technology expense. We continue to perform research, development and demonstration of the American Centrifuge technology under the ACTDO Agreement with UT-Battelle, LLC, as management and operating contractor for ORNL, for which revenue and cost of sales are recognized in the contract services segment. Included in the advanced technology expense were $5.3 million and $12.3 million for the three and nine months ended September 30, 2014, for certain demobilization and maintenance costs incurred as a result of the reduction in scope of work under the ACTDO Agreement compared to the previous Cooperative Agreement with DOE. Costs in the corresponding nine-month period in 2013 included construction of the American Centrifuge commercial demonstration cascade that was completed in April 2013.

Funding for American Centrifuge activities was previously provided under the Cooperative Agreement, which provided for 80 percent DOE and 20 percent Centrus cost sharing for work performed during the period June 1, 2012, through April 30, 2014, when the agreement expired in accordance with its terms. DOE’s share of qualifying American Centrifuge expenditures under the Cooperative Agreement was recognized as other income. Centrus reported $39.4 million in other income, which was primarily payment for DOE’s share of qualifying expenditures, during the nine months ended September 30, 2014, compared to $124.1 million in the same period in 2013.
On May 1, 2014, we signed the ACTDO Agreement with UT-Battelle for continued cascade operations and continuation of core American Centrifuge research and technology activities and the furnishing of related reports to ORNL. The scope of the overall work under the ACTDO Agreement is reduced from the scope of work that was being conducted by Centrus under the Cooperative Agreement. Revenue and cost of sales for work that Centrus performs under the fixed-price ACTDO Agreement as a contractor to ORNL is reported in the contract services segment. On July 31, 2014, ORNL exercised its option to extend the period of performance for the ACTDO Agreement by an additional six months to March 31, 2015. The agreement also provides ORNL with one additional option to extend the agreement by six months to September 30, 2015.
Selling, general and administrative (SG&A) expenses were $10.4 million in the three months and $32.2 million in the nine months ended September 30, 2014. SG&A expenses in the nine-month period were 11 percent lower compared to the corresponding periods in 2013 as compensation and benefit costs declined $2.3 million due to reduced staffing.
Special charges in the three and nine months ended September 30, 2014 consist of charges for termination benefits for workforce reductions in American Centrifuge development and headquarters operations, as well as severance accrual refinements for Paducah workforce reductions occurring in 2014. Special charges for termination benefits consist of $4.5 million in the nine-month period, less amounts paid by Centrus and invoiced to DOE for its portion of Paducah employee severance of $2.4 million.
Cumulative charges for termination benefits since ceasing enrichment in 2013 total $29.7 million, less $3.6 million paid by Centrus and invoiced to DOE. As of September 30, 2014, workforce reductions total 705 employees at the Paducah GDP, including 503 employees in 2014, and 28 employees at American Centrifuge and headquarters. Nearly all of the remaining Paducah employees were terminated by early November after the leased portions of the site were turned over to DOE.
Cash Flow
At September 30, 2014, Centrus had a cash balance of $105.4 million compared to $314.2 million at December 31, 2013, and $128.4 million at September 30, 2013. Cash flow used by operations in the nine-month period of 2014 was $220.3 million, compared to cash flow used by operations of $104.6 million in the corresponding period of 2013. The net operating loss of $74.3 million, net of non-cash charges including depreciation and amortization and primarily due to non-production expenses, was a use of cash flow in the nine months ended September 30, 2014. In addition, cash payments made for reorganization items of $15.6 million and interest payments of $15.9 million made to holders of the old notes was a use of cash flow in the period. Net reductions of the Russian Contract payables balance of $293.4 million, due to the timing of deliveries, was a significant use of cash flow in the nine months ended September 30, 2014, partially offset by the monetization of inventory purchased or produced in prior periods that provided cash flow in the nine-month period as inventories declined $177.0 million.
2014 Outlook Update

Following the Bankruptcy Court’s confirmation of the Company’s Plan of Reorganization, we successfully satisfied the conditions of the Plan and emerged on the Effective Date, September 30, 2014, as Centrus Energy Corp. with a new capital structure. We emerged from bankruptcy as a stronger sponsor of the American Centrifuge project, however, the Company will continue to go through a period of transition in its core businesses. We completed the transition of the Paducah GDP back to DOE on October 21, 2014 and are continuing to take steps to appropriately reduce the size of our corporate organization. We expect to continue to execute the ACTDO Agreement with ORNL to continue research, development and demonstration of the American Centrifuge technology and largely complete the remaining demobilization of activities related to machine manufacturing and to engineering, procurement and construction of the commercial plant not included in the scope of the ACTDO Agreement.

In 2013, uranium enrichment ceased at the Paducah plant and the 20-year Megatons to Megawatts program successfully concluded. During a five-year period from 2008 to 2012, our average sales volume was approximately 11 million SWU annually. In 2013, our sales volume declined to a level that was approximately 70 percent of that average. In 2014, we expect our sales volume to decline to a level that is approximately 30 percent of that historic average with our sources of supply consisting of LEU from existing inventory, purchases from Russia under the Russian Supply Agreement and other potential supplies. We expect our sales volume going forward to be at levels consistent with our reduced sources of supply. Our cash balance at September 30, 2014 was $105.4 million, and we expect to end 2014 with a cash balance of greater than $150 million.

In connection with our emergence from Chapter 11 bankruptcy, we applied the provisions of fresh start accounting as of September 30, 2014. The results of operations and cash flows for the periods ending September 30, 2014 are attributed to the Predecessor Company. Fresh start accounting resulted in the selection of appropriate policies for the Successor. The significant policies disclosed in the Predecessor Company’s audited financial statements for the year ended December 31, 2013, were adopted by the Successor Company, except the Successor Company has elected an accounting policy change related to its method of recognizing gains and losses arising from its pensions and postretirement benefits for all of its plans. Historically, we recognized the actuarial gains and losses as a component of stockholders’ equity on an annual basis. We generally amortized them into operating results over the average future service period of the active employees of these plans. Going forward, we have modified our accounting policy to immediately recognize these actuarial gains and losses in the statement of operations in the period in which they arise, and the Successor Company expects to report such actuarial gains and losses on a separate line item in the consolidated statement of operations. The immediate recognition in the statement of operations is intended to increase transparency into how movements in plan assets and benefit obligations impact financial results. Gains or losses different from annual expectations will be measured annually and recorded in the fourth quarter.

Compliance With NYSE Listing Standards
On October 31, 2014, Centrus was notified by the New York Stock Exchange that the Company regained compliance with the continued listing standards of the NYSE. Centrus achieved compliance by making progress consistent with a plan submitted to the NYSE to address the Company’s non-compliance with a NYSE listing standard beginning in 2013 and by achieving an average 30 trading-day market capitalization above $50 million.
In addition, Centrus is also in compliance with a related listing standard for stockholders’ equity of at least $50 million. Specifically, the standard states: “A company will be considered to be below compliance if its average global market capitalization over a consecutive 30 trading-day period is less than $50 million and, at the same time stockholders’ equity is less than $50 million.”

In accordance with NYSE regulations, the Company will be subject to a 12-month follow-up period to ensure that the Company does not fall below any of the NYSE’s continued listing standards.
Additional Information
Centrus plans to file its quarterly report on Form 10-Q with the Securities and Exchange Commission today. A conference call with the financial community by members of Centrus senior management will be held at 9:00 a.m. ET on November 14. A webcast of the call and the Form 10-Q will each be available in the Investor Relations section of the Centrus website, www.centrusenergy.com.
About Centrus Energy Corp.
Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for a growing fleet of international and domestic commercial nuclear power plants. Centrus is working to deploy the American Centrifuge technology for commercial needs and to support U.S. energy and national security.
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Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, uncertainty of our ability to improve our operating structure, financial results and profitability following emergence from Chapter 11and other risks and uncertainties related to our emergence from Chapter 11 bankruptcy, our new capital structure and the adoption of fresh start accounting including the risk that assumptions and factors used in estimating enterprise value vary significantly from the current estimate calculated in connection with the application of fresh start accounting; risks related to material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations and potential actions the Pension Benefit Guaranty Corporation could pursue with respect to our qualified pension plans in connection with the de-lease of the gaseous diffusion plants at Portsmouth and Paducah or with any demobilization or termination of the American Centrifuge project or otherwise including the involuntary termination of the plans, imposition of liens or requiring additional funding; risks related to the thin trading markets in our securities and risks relating to our ability to maintain the listing of our common stock on the NYSE; risks related to the ongoing transition of our business, including the impact of our ceasing enrichment at and the de-lease and return to the U.S. Department of Energy (“DOE”) of the Paducah gaseous diffusion plant and uncertainty regarding our ability to commercially deploy the American Centrifuge project; uncertainty regarding funding for the American Centrifuge project and the potential for a demobilization or termination of the American Centrifuge project if additional government funding is not provided during the term of the agreement with UT-Battelle, LLC, the management and operating contractor for Oak Ridge National Laboratory (“ORNL”) for continued research, development and demonstration of the American Centrifuge technology (the “ACTDO Agreement”), including for any option periods, or upon completion of such agreement; risks related to our ability to perform the work required under the ACTDO Agreement at a cost that does not exceed the firm fixed funding provided thereunder; uncertainty regarding the timing and structure of the U.S. government program for maintaining a domestic enrichment capability to meet national security requirements and our role in such a program; the impact of actions we have taken (including as a result of the reduction in scope of work under the ACTDO Agreement as compared to the scope of work under the prior agreement signed with DOE in June 2012 (the "Cooperative Agreement") or might take in the future to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees and impacts to cost, schedule and the ability to remobilize for commercial deployment of the American Centrifuge Plant; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low enriched uranium (“LEU”); the impact of enrichment market conditions, increased project costs and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty regarding our ability to achieve targeted performance over the life of the American Centrifuge Plant which could affect the overall economics of the American Centrifuge Plant; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and/or other financing for the American Centrifuge project or additional government support for the project and the timing and terms thereof; uncertainty concerning customer actions under current contracts and in future contracting due to market conditions, the delay and uncertainty in deployment of the American Centrifuge technology and/or as a result of changes that may be required to such contracts due to our cessation of enrichment at Paducah; the dependency of government funding or other government support for the American Centrifuge project on Congressional appropriations or on actions by DOE or Congress; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of our role as a subcontractor to ORNL or as a result of the need to raise additional capital to finance the project in the future; the potential for DOE to seek to terminate or exercise its remedies under the 2002 DOE-USEC agreement, or to require modifications to such agreement that are materially adverse to Centrus Energy Corp.’s interests; changes in U.S. government priorities and the availability of government funding or support, including loan guarantees; risks related to our ability to manage our liquidity without a credit facility; our dependence on deliveries of LEU from Russia under a commercial supply agreement (the “Russian Supply Agreement”) with a Russian government entity known as Techsnabexport (“TENEX”) and limitations on our ability to import the Russian LEU we buy under the Russian Supply Agreement into the United States and other countries; risks related to actions that may be taken by the U.S. Government, the Russian Government or other governments that could affect our ability or the ability of TENEX to perform under the Russian Supply Agreement, including the imposition of sanctions, restrictions or other requirements; risks related to our ability to sell the LEU we procure under our purchase obligations under the Russian Supply Agreement; risks associated with our reliance on third-part suppliers to provide essential services to us; the decrease or elimination of duties charged on imports of foreign-produced LEU; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our agreements with the U.S. government; risks related to delays in payment for our contract services work performed for DOE, including our ability to resolve certified claims for payment filed by United States Enrichment Corporation under the Contracts Dispute Act; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013 (“10-K”). Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. Readers are urged to carefully review and consider the various disclosures made in this report and in our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements except as required by law.

Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Paul Jacobson (301) 564-3399

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Predecessor
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Separative work units	$97.4	$295.8	$347.5	$853.4
Uranium	—	3.8	—	45.3
Contract services	23.3	4.2	43.0	10.3
Total revenue	120.7	303.8	390.5	909.0
Cost of Sales:
Separative work units and uranium	103.3	330.4	369.4	962.4
Contract services	22.8	3.4	43.9	10.2
Total cost of sales	126.1	333.8	413.3	972.6
Gross profit (loss)	(5.4)	(30.0)	(22.8)	(63.6)
Advanced technology costs	5.3	44.5	56.6	150.0
Selling, general and administrative	10.4	11.2	32.2	36.0
Special charges for workforce reductions and advisory costs	0.1	3.5	2.1	9.6
Other (income)	(4.8)	(35.9)	(39.4)	(124.2)
Operating (loss)	(16.4)	(53.3)	(74.3)	(135.0)
Interest expense	4.7	9.5	14.0	32.1
Interest (income)	(0.1)	—	(0.5)	(0.4)
Reorganization items, net	(440.0)	—	(426.9)	—
Income (loss) from continuing operations before income taxes	419.0	(62.8)	339.1	(166.7)
Provision (benefit) for income taxes	0.1	(18.5)	(1.0)	(57.8)
Income (loss) from continuing operations	418.9	(44.3)	340.1	(108.9)
Income from discontinued operations	—	—	—	21.7
Net income (loss)	$418.9	$(44.3)	$340.1	$(87.2)

Income (loss) per share
Basic income (loss) per share:
Income (loss) from continuing operations	$85.49	$(9.04)	$69.41	$(22.22)
Net income (loss)	$85.49	$(9.04)	$69.41	$(17.79)
Weighted-average number of shares outstanding	4.9	4.9	4.9	4.9
Diluted income (loss) per share:
Income (loss) from continuing operations	$55.51	$(9.04)	$45.93	$(22.22)
Net income (loss)	$55.51	$(9.04)	$45.93	$(17.79)
Weighted-average number of shares outstanding	7.6	4.9	7.6	4.9

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	Successor	Predecessor
	September 30, 2014	December 31, 2013
ASSETS
Current Assets
Cash and cash equivalents	$105.4	$314.2
Accounts receivable	90.0	163.0
Inventories	499.4	967.6
Deferred costs associated with deferred revenue	—	165.5
Other current assets	21.6	21.7
Total current assets	716.4	1,632.0
Property, plant and equipment	3.7	7.9
Deferred income taxes	26.4	—
Deposits for surety bonds	35.9	39.8
Intangible assets	123.5	—
Excess reorganization value	137.2	—
Other long-term assets	20.5	25.8
Total Assets	$1,063.6	$1,705.5

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$79.5	$114.5
Payables under Russian Contract	47.3	340.7
Deferred income taxes	26.4	—
Inventories owed to customers and suppliers	173.1	499.7
Deferred revenue	0.7	195.9
Convertible senior notes (Predecessor)	—	530.0
Convertible preferred stock (Predecessor), 85,900 shares issued	—	113.9
Total current liabilities	327.0	1,794.7
Long-term debt	240.4	—
Postretirement health and life benefit obligations	211.6	195.0
Pension benefit liabilities	174.1	121.2
Other long-term liabilities	51.2	52.8
Total liabilities	1,004.3	2,163.7
Stockholders’ Equity (Deficit)
Preferred stock (Predecessor), par value $1.00 per share, 25,000,000 shares authorized, no shares recorded as stockholders’ equity at December 31, 2013	—	—
Common stock (Predecessor), par value $0.10 per share, 25,000,000 shares authorized, 5,211,000 shares issued at December 31, 2013	—	0.5
Preferred stock (Successor), par value $1.00 per share, 20,000,000 shares authorized, none issued at September 30, 2014	—	—
Common stock (Successor), par value $0.10 per share, 100,000,000 shares authorized, 9,000,000 shares issued at September 30, 2014	0.9	—
Excess of capital over par value	58.4	1,216.4
Retained earnings (deficit)	—	(1,520.7)
Treasury stock, no shares at September 30, 2014 and 226,000 shares at December 31, 2013	—	(34.3)
Accumulated other comprehensive loss, net of tax	—	(120.1)
Total stockholders’ equity (deficit)	59.3	(458.2)
Total Liabilities and Stockholders’ Equity (Deficit)	$1,063.6	$1,705.5

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Predecessor
	Nine Months Ended September 30,
	2014	2013
Cash Flows from Operating Activities
Net income (loss)	$340.1	$(87.2)
Adjustments to reconcile net income (loss) to net cash (used in) operating activities:
Depreciation and amortization	4.2	22.8
Non-cash reorganization items	(442.5)	—
Transfers and retirements of machinery and equipment	—	19.3
Convertible preferred stock dividends payable-in-kind	—	9.9
Gain on sales of assets and subsidiary	(5.7)	(35.6)
Inventory valuation adjustments reflecting declines in market price indicators	—	15.0
Changes in operating assets and liabilities:
Accounts receivable – (increase) decrease	79.0	(23.9)
Inventories, net – (increase) decrease	177.0	(72.7)
Payables under Russian Contract – increase (decrease)	(293.4)	115.0
Deferred revenue, net of deferred costs – increase (decrease)	(9.7)	17.6
Accrued depleted uranium disposition - increase (decrease)	(0.6)	0.3
Accounts payable and other liabilities – (decrease)	(65.8)	(80.4)
Other, net	(2.9)	(4.7)
Net Cash (Used in) Operating Activities	(220.3)	(104.6)

Cash Flows Provided by Investing Activities
Deposits for surety bonds - net (increase) decrease	3.9	(17.5)
Proceeds from sales of assets and subsidiary	8.4	43.2
Net Cash Provided by Investing Activities	12.3	25.7

Cash Flows Used in Financing Activities
Repayment of credit facility term loan	—	(83.2)
Payments for deferred financing costs	(0.7)	(2.2)
Common stock issued (purchased), net	(0.1)	(0.2)
Net Cash (Used in) Financing Activities	(0.8)	(85.6)
Net (Decrease)	(208.8)	(164.5)
Cash and Cash Equivalents at Beginning of Period	314.2	292.9
Cash and Cash Equivalents at End of Period	$105.4	$128.4

Supplemental Cash Flow Information:
Interest paid	$15.9	$20.7
Income taxes paid, net of refunds	—	0.4